Exhibit 99.1
STONE ENERGY CORPORATION
Updates Impact from Hurricane Gustav and Current Plans for Hurricane Ike
LAFAYETTE, LA. September 10, 2008
     Stone Energy Corporation (NYSE: SGY) today provided an update on the impact of Hurricane Gustav on its operations and production, as well as its platform evacuation plans for Hurricane Ike. Confirming initial inspections, there was minimal damage to the Stone properties from Hurricane Gustav and virtually all fields are ready to return to production, awaiting approval from downstream pipelines and third party facilities.
     As previously disclosed, substantially all of Stone’s approximately 310 million cubic feet of natural gas equivalent (Mmcfe) per day was shut-in as of Saturday, August 30. On Wednesday, September 3, initial production was brought back on-line, and by Tuesday, September 9, volumes were estimated at over 120 Mmcfe per day. Stone estimates a substantial portion of its production would have returned this week as pipelines completed their safety checks and onshore facilities had power restored. Another approximately 50 Mmcfe per day is subject to third party downstream repairs which may last several weeks.
     However, Hurricane Ike has caused another round of third party shut-downs and evacuations by pipelines and onshore facilities. Stone has already evacuated non-essential personnel and will evacuate and shut down its facilities today, although some minimal volumes are expected to continue to flow. Management will continue to closely monitor the path of Hurricane Ike and make a determination as to when to redeploy its personnel.
     Stone expects the incremental operating cost and the repair cost for these two storms will not be covered by insurance as this amount is projected to be under the company’s deductible and Stone does not maintain coverage for business interruption.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.